Exhibit 10.1

(as of) October 14, 2014

SPAR Business Services, Inc.	SPAR Administrative Services, Inc.
(f/k/a SPAR Marketing Services, Inc.)	(f/k/a SPAR Management Services, Inc.)
123 Sonesta Cove	1 Kings Grant Way
Palm Beach Gardens, Florida 33418	Briarcliff Manor, New York 10510

Attention: Mr. Robert G. Brown, President	Attention: Mr. William H. Bartels, President

RE:     Formal Notice of New Business Terms Effective December 1, 2014

Dear Messrs. Brown and Bartels,

SPAR Business Services, Inc., f/k/a SPAR Marketing Services, Inc. ("SBS"), and SPAR Marketing Force, Inc. ("SPAR" or "we"), are parties to an Amended and Restated Field Service Agreement dated as of January 1, 2004 (as previously amended and extended, the "Existing SBS Agreement"). SPAR Administrative Services, Inc., f/k/a SPAR Management Services, Inc. ("SAS"), and SMF are parties to an Amended and Restated Field Management Agreement dated as of January 1, 2004 (as previously amended and extended, the "Existing SAS Agreement"). The Existing SBS Agreement and Existing SAS Agreement may be referred to individually as an "Existing Agreement" and collectively as the "Existing Agreements". SBS and SAS may be referred to individually as an "Affiliate" and collectively as "you" or the "Existing Agreements" Capitalized terms used and not otherwise defined herein shall have the meanings respectively assigned to them in the applicable Existing Agreement.

Pursuant to Section 1 of the Existing Agreements, on September 17, 2013, SPAR gave you formal written notice that we did not desire to renew the Existing Agreements for another year, and accordingly, the Existing Agreements would end on December 31, 2013. You and SPAR temporarily extended the Existing Agreements through November 30, 2014, pursuant to separate extension letters with each Affiliate dated as of December 30, 2013, January 31, 2014, March 31, 2014, May 31, 2014, and August 30, 2014 (which also clarified certain excluded litigation expenses). Our efforts to further extend the Existing Agreement have been unsuccessful.

We have continued in good faith to try to negotiate a mutually acceptable new restated field services agreement with you in the hope that our mutually beneficial relationship will in fact continue pursuant to such an agreement, but SBS and SPAR have not yet reached any agreement on principal business terms that are satisfactory to both Parties.

Therefore, at the direction of our Audit Committee, we hereby advise you that we must unilaterally impose and implement new business terms, effective December 1, 2014, when SPAR will apply the following business terms prospectively (per Affiliate) to all services provided by the applicable Affiliate after such date. We will comply with all other terms and provisions of the Existing Agreements, and you will do the same in return for our continued payments (as described below), unless and until you and we sign mutually acceptable final new agreements.

You will be subject to the following new business terms for any and all services you perform on and after December 1, 2014:

For SBS, SPAR will:

●	Reduce the cost plus mark-up from 4% to 2% of your net reimbursable costs for providing your services to us and pay only the reduced mark-up;
●

Continue to pay for your net direct field service expenses and, net workers compensation expenses (as per current business practices) and net indirect and administrative reimbursable expenses for providing your services to us, provided that these expenses (budget and forecast) are preapproved by SPAR in advance; and

●

Continues to pay for SBS's legal/litigation expenses as provided in the Existing SBS Agreement for providing your services to us, but with no cost plus mark-up for them (as per current business practices).

For SAS, SPAR will:

●	Reduce cost plus mark-up from 4% to 2% of your net reimbursable costs for providing your services to us and pay only the reduced mark-up; and
●

Continues to pay for your net direct field administration expenses and net reimbursable indirect and administrative expenses for providing your services to us, provided these expenses (budget and forecast) are preapproved by SPAR in advance.

You and we will continue to operate in accordance with the other provisions of the Existing Agreements (as per current business practices) except as modified by the new business terms, above.

We believe our business terms above have addressed most if not all of the business issues that have been raised by both of you in the past.

It is important to note that SPAR Group, Inc. is required to file a Current Report on Form 8-K outlining these changes in business terms within four days of receipt of this letter.

Very Truly Yours,

SPAR Marketing Force, Inc.

By:

         James R. Segreto, Chief Financial Officer

CC:

Lorrence Kellar, Director and Chairman of the Audit Committee

Jill M. Blanchard, President and Chief Executive Officer

Lawrence David Swift, General Counsel